Exhibit 10.12.10

MRC Global Inc.

Performance Share Unit Award Agreement

(Feb. 2015 rev)

This Performance Share Unit Award Agreement (this “Agreement”) is made as of [Month Day, Year] (the “Grant Date”), between MRC Global Inc., a Delaware corporation (the “Company”), and [__________] (the “Participant”).

1. Grant of Performance Share Unit.  The Company hereby grants to the Participant an award (this  “Award”), under and pursuant to the MRC Global Inc. 2011 Omnibus Incentive Plan (the “Plan”), under which the Participant is granted the right to earn _____ Shares at target performance and up to twice that number of Shares at maximum performance (each, a “Performance Share Unit”) in respect of the three-year period (the “Performance Period”) commencing on January 1, 2015 (the “First Day of the Performance Period”) and ending on December 31, 2017 (the “Last Day of the Performance Period”, including as it may be modified in Section 5).    This Award is subject to Participant’s execution and return of this Agreement to the Company (including as Section 27 provides).  The Award is subject to all of the applicable provisions of the Plan that apply to Other-Stock Based Awards,  is intended to be Performance-Based Compensation in accordance with Article 14 of the Plan and is subject to the applicable terms of the Plan that are incorporated in this Agreement by reference.  To the extent that any provision of this Agreement conflicts with the terms of the Plan, the Participant acknowledges and agrees that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.  Capitalized terms used herein without definition shall have the same meanings given such terms in the Plan.

2. Overview of Performance Share Units.

2.1 Performance Share Unit Generally. Each Performance Share Unit represents a contractual right to earn one Share under the terms and conditions of this Agreement.  The number of Shares that the Participant earns shall be determined based on the extent to which the Company achieves the applicable performance goals set forth in this Agreement.   The Participant’s right to earn up to 50% of the Performance Share Units is determined under provisions of Section 3 (the “Relative TSR Performance Share Units”), and the Participant’s right to earn up to the remaining 50% of the Performance Share Units is determined under Section 4 (the “RANCE Performance Share Units”).   The Participant’s right to receive Shares in respect of a  Performance Share Unit is generally contingent, in whole or in part, upon Participant’s continued employment with the Company or one of its Subsidiaries (collectively, the Company with all of its Subsidiaries, the “Company Group”) through the Last Day of the Performance Period, except as provided in Section 5.

2.2 Dividend Equivalents. With respect to each outstanding Performance Share Unit, the Company shall credit a book entry account with an amount equal to the amount of any cash dividend paid on one Share that could be earned under the Performance Share Unit during the Performance Period. The amount credited to the book entry account shall be payable to the Participant at the same time or times, and subject to the same terms and conditions, as applicable to the Participant’s Performance Share Units but only with respect to Shares the Participant actually earns under the Performance Share Units.  If the Participant either forfeits or does not earn Shares under this Agreement at the end of the Performance Period, the deferred dividends or distributions only with respect to the unearned or forfeited Shares shall also be forfeited. Dividends and distributions payable on Shares other than in cash are addressed in accordance with Section 23.

3. Calculation of Earned Shares – Relative TSR Performance Share Units.  The number of Shares that the Participant earns under the Relative TSR Performance Share Units, if any, with respect to the Performance Period is determined by the schedule below, with each Relative TSR Performance Unit capable of earning one Share:

Relative TSR	Percentage of Target Relative TSR Performance Share Units Earned *
[___]th percentile or above	150%
[___]th percentile	125%
[___]th percentile	100%
[___]th percentile	75%
Below [___]th percentile	0%

*For any amounts calculated under this Section 3  that fall between two percentiles set forth in the left column above that are between the [___]th percentile and the [___]th percentile, the percentage of the number of Shares that the Participant earns under the Relative TSR Performance Share Units  shall be interpolated in a straight line between the two relevant percentiles.

3.1 “Relative TSR” means the percentile rank of the Company’s TSR for the Performance Period as compared to the TSR of each of the other companies included in the OSX Index on the Last Day of the Performance Period.

3.2 “TSR” of the Company and each other relevant company shall be determined by dividing:

(a) the sum of:

(i) the cumulative amount of dividends or similar equity distributions during the Performance Period, assuming reinvestment of dividends or distributions, and

(ii) the Average Share Price of the Company or such other company as of the Last Day of the Performance Period minus the Average Share Price of the Company or such other company as of the First Day of the Performance Period by

(b) the Average Share Price of the Company or such other company as of the First Day of the Performance Period,

with such amount expressed as a percentage so that the Company and each of the companies in the OSX Index may be ranked in order from the highest TSR to the lowest TSR and the relative ranking of the Company within that order may be determined (references to rank in this Agreement are determined from the lowest return so that, for example, the 35th percentile is the 35th percentile from the lowest TSR of the companies in the OSX Index).

3.3 “Average Share Price” means the average of the closing prices of a Share or a share or other equity unit of each other relevant company on each trading day in the 20-trading day period ending on and including the applicable date of determination.  Dividends per share paid other than in the form of cash shall have a value equal to the amount of the dividends that the Company or other relevant company reports to its shareholders or equity holders for purposes of U.S. federal income taxation.

3.4 “OSX Index” means the Philadelphia Oil Service Sector Index (or its successor index or, if the Philadelphia Oil Service Sector Index is discontinued, a comparable index or group of companies that the Committee determines is an appropriate comparator group).

3.5 “Target Relative TSR Performance Units” means 50% of the target Performance Share Units listed in Section 1.

4. Calculation of Earned Shares – RANCE Performance Share Units.  If the Company has positive Net Income for the Performance Period, then the number of Shares that the Participant earns under the RANCE Performance Share Units, if any, with respect to the Performance Period is determined by the schedule below, with each RANCE Performance Unit capable of earning one Share:

RANCE	Percentage of Target RANCE Performance Share Units Earned *
[___]% or more	150%
[___]%	125%
[___]%	100%
[___]%	75%
[___]% or less	0%

* For any amounts calculated under this Section 4 that fall between two percentages set forth in the left column above that are between [___]% and [___]%, the percentage of the number of Shares that the Participant earns under the RANCE Performance Share Units shall be interpolated in a straight line between the two relevant percentages.

If the Company has no positive Net Income for the Performance Period, then the Participant’s rights to earn any RANCE Performance Share Units shall lapse and be forfeited on the Last Day of the Performance Period.

4.1 “Net Income” means the Company’s net income in accordance with U.S. generally accepted accounting principles (“GAAP”).

4.2 “RANCE” means the Company’s cumulative NOPAT for the Performance Period divided by the Company’s Average NCE, which quotient is then divided by 3 (or such other appropriate divisor if necessary pursuant to Section 5).

4.3 “NOPAT” means the Company’s Net Income plus tax effected interest expense.
4.4 “NCE” means the aggregate value of the Company outstanding equity plus the aggregate amount of the Company’s long-term, interest bearing debt, as of the date of determination.
4.5 “Average NCE” means the average of the Company’s NCE on the first and last day of each calendar year during the Performance Period.
4.6 “Target RANCE Performance Units” means the other 50% of the target Performance Share Units listed in Section 1 that are not Target Relative TSR Performance Units.

All amounts calculated under this Section 4 shall be based on the Company’s financial statements prepared in accordance with GAAP.

5. Additional Rules for Determining Earned Performance Share Units Upon Death, Disability, Change in Control or Retirement.  Notwithstanding Sections 3 and 4,  a Participant shall earn Shares with respect to the Performance Share Units  upon the occurrence of certain events as follows:

5.1 Death or Disability.  Upon the Participant’s death or Disability at any time on or after the Grant Date and prior to the date on which payment in respect of Performance Share Units has been made,  the Participant (or Participant’s beneficiary, executor, administrator or other legal representative)  will earn the number of the Shares that would have been actually awarded after completion of the Performance Period, prorated based on the number of years the Company employed the Participant in the Performance Period prior to Participant’s Death or Disability, rounded up to the nearest whole year.

5.2 Change in Control.  Upon a Change in Control that occurs during the Performance Period and prior to the Participant’s Termination due to death, Disability or Retirement,  for purposes of determining the number of earned Shares under the Performance Share Units, the closing date of the transaction that constitutes the Change in Control (the “Change in Control Date”) shall be deemed the Last Day of the Performance Period.

5.3 Retirement. If the Participant’s employment with the Company and its Subsidiaries Terminates during the Performance Period and either:
(a) the Participant is at least 65 years of age, or
(b) the Participant’s age plus years of service equal to at least 80,

in each case, upon that Termination, the Award shall not terminate and the Participant will earn the number of Shares with respect to the Performance Period that the Participant would have been actually awarded had the Participant not Terminated employment with the Company and its Subsidiaries. Any Termination described in clause (a) or (b) of this Section 5.3 shall be referred to as a “Retirement” for the purposes of this Agreement.

Notwithstanding the foregoing,  for this Section 5.3 to have effect, the following must be satisfied:

(A)the Participant must remain employed with the Company on or after the first anniversary of the Grant Date unless the Committee waives this requirement, and

(B)the Participant must not engage in a “Prohibited Activity” as defined on Exhibit A prior to the payment of earned Shares in respect of the Performance Share Units.

5.4 Termination under an Employment Agreement.  This Section 5.4 shall apply if, and only if, the Participant and the Company have entered into an employment agreement that provides for continued vesting of a long-term equity award after the Participant is Terminated without Cause or Terminates with Good Reason  (each as defined in the Participant’s employment agreement).  If the Participant is Terminated without Cause or Terminates for Good Reason, under the terms of the employment agreement, prior to the date on which payment in respect of Performance Share Units has been made, the Participant (or Participant’s beneficiaries, executor, administrator or other legal representative) will earn the number of the Shares tat would have been actually awarded after completion of the Performance Period, prorated based on the number of days the Company employed the Participant in the Performance Period prior to Participant’s Termination plus any period of continued vesting in the Performance Period after the Termination that Participant’s employment agreements requires, subject to the terms of that employment agreement.

6. Conversion of Performance Share Units.
6.1 Time of Payment or Conversion of Performance Share Units.
(a)	Except in the case of Shares earned pursuant to the provisions of Section 5.2, payment in respect of earned Performance Share Units shall be made on the March 1 following the Last Day of the 4

Performance Period; provided that no payment shall be made until the Committee determines, and, with respect to Covered Employees, certifies, the extent to which the performance objectives have been met over the Performance Period.

(b)

In the case of Shares earned under Performance Share Units pursuant to the provisions of Section 5.2, payment in respect of the Performance Share Units (whether Shares or the per Share consideration to be received in the transaction constituting the Change in Control) shall be made within five days of the date of the closing of the transaction constituting the Change in Control; however, if the transaction constituting the Change in Control is not a change in control event as described under Treas. Reg. § 1.409A-3(i)(5)(i), payment in respect of the Performance Share Units shall be made on the March 1 following the deemed Last Day of the Performance Period.

6.2 Form of Conversion and Settlement.  All payments in respect of earned Performance Share Units shall be made in Shares unless the Board or the Committee determines Shares are not available for payment, in which case payment shall be made in cash based on the Fair Market Value of the Shares on the date that payment is required.  Certificates or evidence of book-entry shares representing any Shares that Participant has earned pursuant to this Agreement shall be delivered to the Participant (or, at the discretion of the Participant, jointly in the names of the Participant and the Participant’s spouse), the Participant’s beneficiary or estate, if applicable, or to the Participant’s nominee. Any fractional earned Shares shall be rounded down to the nearest whole Share.

6.3 Effect of Conversion and Settlement.  Upon conversion into Shares, all of Participant’s Performance Share Units shall be cancelled and terminated.  If and to the extent that Participant is still employed at the end of the Performance Period, and the Participant has not earned Shares under the Performance Share Units in accordance with the terms of this Agreement, all such Performance Share Units shall be cancelled and terminated.

7. Forfeiture

7.1 Termination of Employment.  Any portion of the Award that has not vested or otherwise has been earned as of the day following the date of the Participant’s Termination for any reason other than Retirement, death or Disability or under Section 5.4 shall be forfeited upon the Termination, and all Shares that may have been issued under the Award that were not earned shall be treated as the terms of the Plan provide.

7.2 Retirement or Termination without Cause or for Good Reason.  In the case of a Termination by reason of Retirement, if the Participant engages in any Prohibited Activity (as defined in Exhibit A)  prior to the date of payment of any vested or earned Shares under Performance Share Units, any portion of the Award that has not been earned, issued or delivered may, in the sole discretion of the Committee, be immediately cancelled; and, in that case, all Shares that have not been issued or delivered shall be forfeited, cancelled and terminate without payment of any consideration therefor.  If the Company receives an allegation of a Prohibited Activity, the Company, in its sole discretion, may suspend the payment of any Award for up to three months to permit the investigation of the allegation. If the Company determines that the Participant did not engage in any Prohibited Activities, the Company shall deliver any Shares that would have otherwise been earned but for the suspension.

8. Restrictive Covenant.  In consideration of the Award,  Participant agrees not to engage in Prohibited Activity during Participant’s employment with the Company Group and for a period of [CEO or President:  24][EVPs: 18][SVPs:  12] months after Participant’s Termination of employment with the Company Group (the “Restricted Period”).  If the Participant engages in a Prohibited Activity during the Restricted Period, the Company or its appropriate Subsidiaries may seek an injunction from a court of competent jurisdiction to prevent Participant from engaging in the Prohibited Activity during the Restricted Period without the necessity of posting bond or other security to obtain the injunction.  Both the Company and the Participant agree that monetary damages alone are an insufficient remedy for breach of the foregoing covenant.  The Company or its appropriate Subsidiaries may seek monetary damages in addition to an injunction, and the covenant in favor of the Company Group in this Agreement is in addition to, and not in lieu of, any similar covenants that Participant may have entered into in favor of any member of the Company Group in any employment or other agreement.  To the extent that a court of competent jurisdiction rules that the restrictions in the foregoing covenant are too broad, these restrictions shall be interpreted and construed in the broadest possible manner to provide the Company Group the broadest possible protection, including (without limitation) with respect to geographic coverage, activities of the Company Group’s businesses and time of applicability of the restrictions.

9. No Right to Continued Employment.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to Terminate the Participant’s employment, nor confer upon the Participant any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.

10. Withholding of Taxes.  Prior to the delivery to the Participant (or the Participant’s beneficiary) of Shares upon the conversion of a Performance Share Unit, the Participant (or the Participant’s beneficiary) shall be required to pay to the Company (or any Affiliate that employs the Participant), and the Company (or any Affiliate that employs the Participant) shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Award, or any payment or transfer under, or with respect to, the Award, and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.  The Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold from a payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to the required withholding amount.  The Participant shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits under this Agreement.

11. No Guarantee of Interests. The Board and the Company do not guarantee the Shares from loss or depreciation.

12. Modification of Agreement.  This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto, except as otherwise permitted under the Plan.

13. Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14. Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the jurisdiction set forth in the Plan, without giving effect to the conflicts of laws principles thereof.

15. Securities Laws.  Upon the payment of any Shares pursuant to this Agreement, the Participant shall make written representations, warranties and agreements as the Committee may reasonably request to comply with applicable securities laws or with this Agreement.

16. Legend on Certificates.  The certificates representing the Shares issued pursuant to this Award, if any, shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange unless an exemption to such registration or qualification is available and satisfied.  The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

17. Underwriter Lockup Agreement.In the event of any underwritten public offering of securities by the Company, the Participant agrees to the extent requested in writing by a managing underwriter, if any, not to sell, transfer or otherwise dispose of any Shares acquired pursuant to this Award (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, not to exceed 180 days or such shorter period as such managing underwriter may permit.

18. Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Participant’s legal representatives and beneficiaries.  All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant’s beneficiaries, heirs, executors, administrators and successors.

19. Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Participant, the Participant’s beneficiaries, heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.  By accepting the grant pursuant to this Agreement, the Participant confirms that Participant is subject to the policies of Participant’s employing company within the Company Group (except as may be specifically modified in an employment agreement), including (without limitation) any policy requiring mandatory arbitration of employment disputes and the grant pursuant to this Agreement is further consideration of those policies.

20. No Liability for Good Faith Determinations. None of the Company, Board or the members of the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Share Units.

21. Non-Transferability.  Subject to the terms of the Plan, no rights under this Agreement shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a qualified Domestic Relations Order (“QDRO”), and, except to the extent otherwise provided herein, the rights and the benefits of the Agreement may be exercised and received, respectively, during the lifetime of the Participant only by the Participant or by the Participant’s executor, administrator, guardian or other legal representative or by an “alternate payee” pursuant to a QDRO. Following Participant’s death, any Shares distributable in respect of Performance Share Units will be delivered or paid, at the time specified in Section 6.1(a), in accordance with, and subject to, the terms and conditions of this Agreement and of the Plan.

22. Beneficiary Designation.  Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom shall be delivered or paid under this Agreement following Participant’s death any Shares that are distributable or cash payable hereunder in respect of Participant’s Performance Share Units at the time specified in Section 6.1(a).  Each designation will revoke all prior designations, shall be in a form prescribed by the Board, and will be effective only when filed in writing with the Board during Participant’s lifetime. In the absence of an effective beneficiary designation, Shares issuable in connection with Participant’s death shall be paid to Participant’s executor, administrator or other legal representative.

23. Adjustments in Respect of Performance Share Units. In the event of any stock dividend or stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of shares, or other similar corporate change with regard to the Company, the Board or Committee may make appropriate adjustments to the aggregate number of Performance Share Units. The Board’s or the Committee’s determination with respect to any such adjustment shall be conclusive.

24. Recoupment.  If Participant is subject to the Company’s Executive Compensation Clawback Policy in effect on the Grant Date, Participant agrees that the Award is subject to the terms of the policy as it exists on the Grant Date.

25. Entire Agreement.  This Agreement constitutes the entire understanding between the Participant and the Company and its Subsidiaries with respect to the Award, and supersedes all other agreements, whether written or oral, with respect to the Award.

26. Headings; References.  The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  Unless the context clearly requires to the contrary, references in this Agreement to Sections mean the sections of this Agreement; references to the singular include the plural, and vice versa; and references to Awards,  Relative TSR Performance Share Units, RANCE Performance Share Units or Performance Share Units mean the Awards,  Relative TSR Performance Share Units, RANCE Performance Share Units or Performance Share Units subject to this Agreement.

27. Counterparts and Electronic Administration.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.  This Agreement may be signed by indicating assent to be bound by this Agreement through an electronic trading system that the Company establishes or sponsors rather than a physical signature.

MRC Global Inc.

By:

Name:

Title:

Participant

By:

Name:

Title:

Exhibit A

Non-Competition and Non-Solicitation

 A “Prohibited Activity” shall be deemed to have occurred, if the Participant:

(i) divulges any non-public, confidential or proprietary information of the Company or of its past or present Subsidiaries (collectively, the “Company Group”), but excluding information that:

(a) becomes generally available to the public other than as a result of the Participant’s public use, disclosure, or fault,

(b) becomes available to the Participant on a non-confidential basis after the Participant’s employment termination date from a source other than a member of the Company Group prior to the public use or disclosure by the Participant; provided that the source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation,

(c) is independently developed, discovered or arrived at by the Participant without using any of the information from the Company Group, or

(d) is disclosed by the Participant pursuant to a requirement of law, court order or legal, governmental, judicial, regulatory or similar process, or

(ii) directly or indirectly, consults with, becomes a director, officer or partner of, conducts, participates or engages in, or becomes employed by, any business that is competitive with the business of any current member of the Company Group, wherever from time to time conducted throughout the world, including situations where the Participant solicits or participates in or assists in any way in the solicitation or recruitment, directly or indirectly, of any employees of any current member of the Company Group.  For the avoidance of doubt, businesses that compete with the Company’s business include (without limitation) the distribution business to the energy industry of Distribution NOW, Lockwood, the Sunbelt and Southwest Stainless businesses of Shale Inland, Russell Metals, the Ferguson division of Wolseley, Van Leeuwen and the distribution businesses of Marubeni and Sumitomo and their successors.